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    [SEMCOENERGY LOGO]


       SEMCOENERGY                                                     NEWS
1411 Third Street, Suite A                                            RELEASE
   Port Huron, MI 48060


FOR IMMEDIATE RELEASE


ANALYSTS CONTACT: THOMAS CONNELLY
Director Treasury and Investor Relations
Phone: 248-458-6163

MEDIA CONTACT: TIMOTHY LUBBERS
Director of Marketing and Corporate Communications
Phone: 810-887-4208



           SEMCO ENERGY ANNOUNCES REPURCHASE AGREEMENT FOR CONVERTIBLE PREFERENCE STOCK AND PROPOSED $60 MILLION OFFERING OF NEW
                           CONVERTIBLE PREFERRED STOCK


      PORT HURON, MI, MARCH 8, 2005 - SEMCO ENERGY, INC. (NYSE: SEN) announced today that it has reached an agreement with an affiliate of k1 Ventures Ltd. to repurchase all of the outstanding and issued shares (52,542.94) of SEMCO's 6% Series B Convertible Preference Stock held by the affiliate. As part of the transaction, SEMCO will also repurchase from the k1 affiliate warrants to purchase 905,565 shares of SEMCO's common stock. The aggregate purchase price under the agreement is $60 million, plus accrued dividends if the closing occurs after March 19, 2005.

      The Series B Convertible Preference Stock and warrants were initially issued by SEMCO and acquired by the k1 affiliate during the first half of 2004. Additional shares of the 6% Series Convertible Preference Stock currently outstanding were issued as "payment-in-kind" dividends during the period the stock was outstanding. The repurchase is a result of difficulties encountered by the parties in meeting their agreed deadline for a decision of the Regulatory Commission of Alaska with respect to the investment by the k1 affiliate. The agreement to repurchase the Series B Preference Stock and warrants contains a termination date of April 15, 2005.

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      The repurchase will be funded from proceeds from the proposed sale of a new series of convertible preferred stock.

      SEMCO intends to offer, subject to market and other conditions, $60 million of a new issue of convertible preferred stock. The offering will be conducted pursuant to Rule 144A under the Securities Act of 1933 (the "Act") to qualified institutional buyers and to certain non-U.S. persons in offshore transactions pursuant to Regulation S under the Act. The preferred stock will be convertible into shares of SEMCO common stock.

      SEMCO expects to grant the initial purchasers of the convertible preferred stock a 30-day option to purchase up to an additional $5 million of convertible preferred stock in connection with the offering.

      This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities. These securities have not been registered under the Act or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Act and applicable state laws.

      SEMCO ENERGY, Inc. distributes natural gas to approximately 398,000 customers combined in Michigan, as SEMCO ENERGY GAS COMPANY, and in Alaska, as ENSTAR Natural Gas Company. It also owns and operates businesses involved in propane distribution, intrastate pipelines and natural gas storage in various regions of the United States.

      The following is a "Safe-Harbor" statement under the Private Securities Litigation Reform Act of 1995. This release contains forward-looking statements that involve risks and uncertainties. Statements that are not historic facts, including statements about the Company's outlook, beliefs, plans, goals and expectations, are forward-looking statements. Factors that may impact forward-looking statements include, but are not limited to, the effects of weather, the economic climate, competition, commodity prices, changing conditions in the capital markets, the Company's ability to complete the offering in a timely manner on commercially acceptable terms, regulatory approval processes, success in obtaining new business, success in defending claims against the Company, and other risks detailed from time to time in the Company's Securities and Exchange Commission filings.


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